					Exhibit 99.2

See Item 8.01 of the accompanying Current Report on Form 8-K for a detailed discussion of the facts surrounding, rationale for and other matters involving the following disclosure.

The following information replaces portions of Item 6 (Selected Financial Data) previously filed in the Annual Report on Form 10-K for the year ended December 31, 2004 of WPS Resources. All other sections of Item 6 are unchanged.

FINANCIAL STATISTICS (2000 TO 2004)

As of or for Year Ended December 31
(Millions, except per share amounts, stock price, return on average equity
and number of shareholders and employees)	2004	2003	2002	2001	2000

Total revenues *	$4,950.8	$4,402.5	$1,548.3	$1,431.8	$1,174.4

Income available for common shareholders	139.7	94.7	109.4	77.6	67.0

Total assets	4,376.8	4,296.5	3,671.2	3,346.5	3,202.7

Preferred stock of subsidiaries	51.1	51.1	51.1	51.1	51.1

Long-term debt and capital lease obligation (excluding current portion)	865.7	871.9	824.4	727.8	660.0

Shares of common stock (less treasury stock
and shares in deferred compensation trust)
Outstanding	37.3	36.6	31.8	31.1	26.4
Average	37.4	33.0	31.7	28.2	26.5

Earnings per common share (basic)	$3.74	$2.87	$3.45	$2.75	$2.53
Earnings per common share (diluted)	3.72	2.85	3.42	2.74	2.53
Dividend per share of common stock	2.20	2.16	2.12	2.08	2.04

Stock price at year-end	$49.96	$46.23	$38.82	$36.55	$36.8125
Book value per share	$29.30	$27.40	$24.62	$23.02	$20.76
Return on average equity	13.5%	11.5%	14.6%	12.8%	12.3%
Number of common stock shareholders	21,358	22,172	22,768	23,478	24,029
Number of employees	3,048	3,080	2,963	2,856	3,030

* Revenues increased $2,854.2 million in 2003 compared to 2002. Approximately $1,127 million of the increase relates to ESI's required adoption of Issue No. 02-03, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," effective January 1, 2003. Volume growth driven by ESI's acquisition of a retail natural gas business in Canada accounted for another $500 million of the increase. The remaining increase in revenues was primarily related to increased natural gas prices at WPSC and ESI and electric rate increases at the utilities.